EXHIBIT 10.17

November 21, 2011

Mr. Bryan Stockton

250 S. Bristol Avenue

Los Angeles, CA 90049

Dear Bryan:

Mattel, Inc. (the “Company”) is pleased to extend to you a promotion to the position of Chief Executive Officer, effective as of January 1, 2012. This letter outlines the terms, effective as of January 1, 2012, surrounding your promotion.

COMPENSATION

Salary

Your annual base salary will be increased to $1,150,000 payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

Mattel Incentive Plan

Your 2012 Mattel Incentive Plan (MIP) award target will increase to 130% of annual base salary with a potential at maximum of 260% of annual base salary. The actual terms of your MIP award will be established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion.

Long-Term Incentive Program

Your target award level in the 2011 – 2013 Long-Term Incentive Program will be increased by $2,000,000, as approved by the Compensation Committee in its sole discretion. For the increase, the financial performance-related component of the LTIP will be determined based on the Company’s achievements in the last two years of the performance period.

Equity Compensation

You will be eligible for annual grants of equity compensation as approved by the Compensation Committee in its sole discretion. The level projected for your August 2012 annual grant is $3,666,667.

Mr. Bryan Stockton

Special Equity Grant

You will receive a special equity grant award on January 3, 2012 with a grant value of $1,500,000 with 50% of such grant in the form of restricted stock units (the “RSUs”) and the remaining 50% in stock options. The RSU grant will vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date and the options will vest in annual installments on the first through third anniversaries of the grant date. The dollar value for the stock options will be converted into a number of stock options using a Black-Scholes valuation model and the dollar value for RSU shall be converted into a number of RSUs by dividing the dollar value by the closing stock price on the date of grant. The terms of the RSU and stock options award will be set forth in the grant agreements. You must be employed on the grant date to receive the award.

EXECUTIVE BENEFITS & PERQUISITES

As an executive, you will continue to be eligible to participate in the Company’s executive benefits and perquisites, including the Supplemental Executive Retirement Plan.

BENEFITS

You will continue to participate in Mattel’s benefit programs.

STOCK OWNERSHIP

Your stock ownership guideline requirement will be assigned by the Compensation Committee in its sole discretion, and you will have until December 31, 2015 to comply with such guideline.

SEVERANCE ARRANGEMENT

You will continue to participate in the Mattel, Inc. Executive Severance Plan.

The terms of this letter do not imply employment for a specific period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, individual written employment agreement signed by you and the Chief Human Resources Officer of Mattel, Inc.

Mr. Bryan Stockton

Bryan, we are sincerely pleased to provide you with this letter detailing the terms of your new position and look forward to a mutually beneficial arrangement.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records.

Sincerely,

/s/ G. Craig Sullivan
G. Craig Sullivan
Chairman Compensation Committee, Mattel, Inc. Board of Directors

Agreed and Accepted:

/s/ Bryan Stockton 24 December 2011
Bryan Stockton Date